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                      January 19, 2021

       Moshe Mizrahy
       Chief Executive Officer
       InMode Ltd.
       Tavor Building, Sha   ar Yokneam
       P.O. Box 533
       Yokneam, 2069206, Israel

                                                        Re: InMode Ltd.
                                                            Form 20-F for
Fiscal Year December 31, 2019
                                                            Filed February 18,
2020
                                                            File No. 001-39016

       Dear Mr. Mizrahy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences